Exhibit 99.1

NEWS RELEASE

Nabors Announces Third Quarter Results

Notable items for the quarter:

•      EPS of ($0.86), including $0.72 in items, impairments and other charges related to the downturn, and $0.12 loss from unconsolidated affiliates

•      Deployed 5 remaining PACE®-X rigs to Colombia

•      Repurchased 8.3 million shares at a cost of $78.4 million

HAMILTON, Bermuda, October 27, 2015 — Nabors Industries Ltd. (“Nabors”) (NYSE:NBR) today reported third-quarter operating revenues of $848 million, compared to $863 million in the second quarter of 2015, and $1.81 billion in the third quarter of last year. The comparable third quarter of last year included $612 million in revenue from Completion and Production Services, a business line that merged with C&J Energy Services on March 24, 2015.  The Completion and Production Services business is no longer consolidated with Nabors, and Nabors’ results reflect equity-method accounting for this investment on a quarter-lag basis.

Net income from continuing operations reported for the third quarter was a loss of $250.9 million or $0.86 per diluted share.  This compares to a second-quarter net income loss from continuing operations of $41.9 million or $0.14 per diluted share.  The current results include $250.9 million in pre-tax charges or $0.79 per diluted share.  The largest portion of the charges consisted of the impairment of Nabors’ holdings in C&J Energy Services in the amount of $180.6 million.  The balance consisted of numerous small asset impairments and severance costs.  These impairments were partially offset by favorable tax adjustments of $19.1 million ($0.07 per diluted share).  The quarter also includes a net loss of $35.1 million or $0.12 per diluted share attributable to Nabors’ equity share of C&J Energy Services second quarter results.

Anthony Petrello, Nabors’ Chairman and CEO, commented, “Our third-quarter results were essentially in line, as increased revenue and cash flow internationally were offset by lower results in North America due to lower activity and increased exposure to spot market pricing.  We expect more moderate sequential decreases through the seasonally weak second quarter of next year with gradual declines in rig activity and more rigs converting to spot pricing both in North America and internationally.  The recent new rig deployments internationally have been on time and within budget, mitigating the impact of the idling of other high contribution rigs that would likely have been renewed had it not been for the weakening environment.  Our PACE®-X rigs continue to experience over 90% utilization and are increasingly viewed as best-in-class for pad drilling.

“Our view of the timing and shape of the recovery remains unchanged with an expectation of a protracted trough followed by a more gradual recovery than recent cycles.  Accordingly, we continue to exercise stringent control over our operating, support and capital spending in order to meet our minimum goal of breakeven free cash flow.  Our solid financial position and sizable liquidity allow us to remain opportunistic should attractive long-term strategic opportunities arise.”

Segment Results

Adjusted income derived from operating activities (“adjusted income”) in Drilling and Rig Services decreased 57% to $45.5 million from $104.9 million in the second quarter of this year.  Adjusted EBITDA in this business line was $286.0 million, primarily attributable to the International segment.  For the quarter the Company averaged 242 rigs operating at an average gross margin of $14,657 per rig day.  Future quarters are expected to show more moderate income declines as the weak commodity price environment persists and customer spending continues to slow.

International adjusted income decreased by 11% sequentially to $74.0 million, reflecting the impact of lower utilization.  Going forward, the Company continues to foresee the potential for further declines in its International results as several impactful drilling programs continue to wind down.  Despite the softening conditions, full-year results for the International segment are still expected to increase compared to 2014.

In North America, our U.S. Drilling segment experienced further decline during the quarter, resulting in a decrease in adjusted income of $45.5 million from the prior quarter.  In the Lower 48, activity declined throughout the quarter with 14% fewer rigs working.  Canada marginally improved during the third quarter after its seasonal break up, while utilization in Alaska declined seasonally by nearly 13%.  In the U.S. Gulf of Mexico, commencement of the full operating dayrate for our newest platform rig continues to be delayed for an indefinite period of time due to issues with the installation of the customer’s platform.

Rig Services, which consists of the Company’s manufacturing and directional drilling operations, reported negative adjusted income of $10.4 million, as the industry’s newbuild activity and drilling activity has declined.

Financial Discussion

William Restrepo, Nabors’ Chief Financial Officer, stated, “Nabors is taking measures to maintain our financial flexibility and commitment to free cash flow throughout this downcycle.  We are targeting annualized G&A reductions of at least $110 million on a comparable basis, and continue to reduce direct rig operating and field support costs in line with our expectations of near-term drilling activity.  Third quarter capital expenditures were $166 million, and we are on pace to spend approximately $900 million for the year, well below anticipated adjusted EBITDA.

“During the quarter we established a $325 million five-year term loan on attractive terms with three large global banks.  This represented an opportunity to lock in an attractive LIBOR spread of 117.5 basis points and in anticipation of the maturity of our $350 million senior unsecured notes due September next year.  We also took advantage of equity market volatility during the quarter by repurchasing 8.3 million shares of our common stock at an average cost of $9.47 per share.  We remain committed to emerge from this cycle a stronger and even more financially sound drilling company.”

About Nabors

The Nabors companies own and operate approximately 476 land drilling rigs throughout the world. Nabors’ actively marketed offshore fleet consists of six jackups and 36 platform rigs in the United States and multiple international markets. Nabors also manufactures top drives, other rig components and drilling instrumentation systems.  Nabors participates in most of the significant oil and gas markets in the world.

Forward-looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The forward-looking statements contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

Media Contact:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

Source:  Nabors Industries Ltd.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2015	2014	2015	2015	2014

Revenues and other income:
Operating revenues	$847,553	$1,813,762	$863,305	$3,125,565	$5,020,361
Earnings (losses) from unconsolidated affiliates	(35,100)	(2,851)	(1,116)	(29,714)	(5,872)
Investment income (loss)	(22)	2,189	1,181	2,128	10,235
Total revenues and other income	812,431	1,813,100	863,370	3,097,979	5,024,724

Costs and other deductions:
Direct costs	518,174	1,181,986	488,522	1,926,306	3,310,220
General and administrative expenses	81,748	138,967	86,290	295,171	406,863
Depreciation and amortization	240,107	286,581	218,196	739,322	851,528
Interest expense	44,448	43,138	44,469	135,518	134,251
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	259,731	(1,513)	1,338	205,227	16,467
Total costs and other deductions	1,144,208	1,649,159	838,815	3,301,544	4,719,329

Income (loss) from continuing operations before income taxes	(331,777)	163,941	24,555	(203,565)	305,395

Income tax expense (benefit)	(80,898)	61,511	66,445	(35,158)	86,275

Subsidiary preferred stock dividend	—	—	—	—	1,984

Income (loss) from continuing operations, net of tax	(250,879)	102,430	(41,890)	(168,407)	217,136
Income (loss) from discontinued operations, net of tax	(45,275)	4,005	5,025	(41,067)	4,488

Net income (loss)	(296,154)	106,435	(36,865)	(209,474)	221,624
Less: Net (income) loss attributable to noncontrolling interest	320	(387)	44	453	(1,213)
Net income (loss) attributable to Nabors	$(295,834)	$106,048	$(36,821)	$(209,021)	$220,411

Earnings (losses) per share: (1)
Basic from continuing operations	$(.86)	$.34	$(.14)	$(.57)	$.72
Basic from discontinued operations	(.16)	.02	.01	(.15)	.02
Basic	$(1.02)	$.36	$(.13)	$(.72)	$.74

Diluted from continuing operations	$(.86)	$.34	$(.14)	$(.57)	$.71
Diluted from discontinued operations	(.16)	.01	.01	(.15)	.02
Diluted	$(1.02)	$.35	$(.13)	$(.72)	$.73

Weighted-average number of common shares outstanding: (1)
Basic	284,112	292,621	286,085	285,186	292,613
Diluted	284,112	295,005	286,085	285,186	295,353

Adjusted EBITDA (2)	$247,631	$489,958	$288,177	$910,274	$1,297,406

Adjusted income (loss) derived from operating activities (3)	$7,524	$203,377	$69,981	$170,952	$445,878

(1)                                 See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)                                 Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses and earnings (losses) from our equity method investment from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. Adjusted EBITDA is a non-GAAP measure and should not be used in isolation as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)                                 Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our equity method investment from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	June 30,	December 31,
(In thousands)	2015	2015	2014

ASSETS
Current assets:
Cash and short-term investments	$276,562	$469,897	$536,169
Accounts receivable, net	871,385	908,563	1,517,503
Assets held for sale	78,400	136,677	146,467
Other current assets	492,728	454,018	541,735
Total current assets	1,719,075	1,969,155	2,741,874
Long-term investments and other receivables	2,455	2,617	2,806
Property, plant and equipment, net	7,287,531	7,405,441	8,599,125
Goodwill	150,032	139,756	173,928
Investment in unconsolidated affiliates	460,543	676,234	58,251
Other long-term assets	309,545	324,080	303,958
Total assets	$9,929,181	$10,517,283	$11,879,942

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$8,982	$66,359	$6,190
Other current liabilities	1,040,569	1,156,394	1,561,285
Total current liabilities	1,049,551	1,222,753	1,567,475
Long-term debt	3,737,773	3,691,357	4,348,859
Other long-term liabilities	630,458	663,798	1,044,819
Total liabilities	5,417,782	5,577,908	6,961,153

Equity:
Shareholders’ equity	4,502,313	4,931,960	4,908,619
Noncontrolling interest	9,086	7,415	10,170
Total equity	4,511,399	4,939,375	4,918,789
Total liabilities and equity	$9,929,181	$10,517,283	$11,879,942

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2015	2014	2015	2015	2014

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Drilling and Rig Services:
U.S.	$259,939	$571,736	$321,169	$1,034,929	$1,615,106
Canada	29,929	80,491	21,413	109,182	246,973
International	516,180	427,558	458,545	1,413,886	1,191,520
Rig Services (1)	73,521	191,437	100,599	318,204	502,509
Subtotal Drilling and Rig Services	879,569	1,271,222	901,726	2,876,201	3,556,108

Completion and Production Services:
Completion Services	—	352,018	—	207,860	856,329
Production Services	—	259,863	—	158,512	793,641
Subtotal Completion and Production Services	—	611,881	—	366,372	1,649,970

Other reconciling items (2)	(32,016)	(69,341)	(38,421)	(117,008)	(185,717)
Total operating revenues	$847,553	$1,813,762	$863,305	$3,125,565	$5,020,361
Earnings (losses) from unconsolidated affiliates (3)	(35,100)	(2,851)	(1,116)	(29,714)	(5,872)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$812,453	$1,810,911	$862,189	$3,095,851	$5,014,489

Adjusted EBITDA: (4)
Drilling and Rig Services:
U.S.	$94,505	$234,980	$136,499	$418,749	$628,678
Canada	7,516	25,804	3,732	29,716	80,139
International	186,451	159,588	176,994	564,473	436,915
Rig Services (1)	(2,455)	30,153	6,341	25,469	63,820
Subtotal Drilling and Rig Services (5)	286,017	450,525	323,566	1,038,407	1,209,552

Completion and Production Services:
Completion Services	—	40,507	—	(27,847)	61,467
Production Services	—	49,312	—	23,043	167,635
Subtotal Completion and Production Services (6)	—	89,819	—	(4,804)	229,102

Other reconciling items (7)	(38,386)	(50,386)	(35,389)	(123,329)	(141,248)
Total adjusted EBITDA	$247,631	$489,958	$288,177	$910,274	$1,297,406

Adjusted income (loss) derived from operating activities: (8)
Drilling and Rig Services:
U.S.	$(14,034)	$117,212	$31,445	$94,449	$279,683
Canada	(4,085)	11,517	(8,268)	(5,995)	37,902
International	74,039	68,452	83,255	262,335	167,154
Rig Services (1)	(10,434)	21,136	(1,575)	864	38,923
Subtotal Drilling and Rig Services (5)	45,486	218,317	104,857	351,653	523,662

Completion and Production Services:
Completion Services	—	14,211	—	(55,243)	(20,005)
Production Services	—	21,182	—	(3,296)	81,662
Subtotal Completion and Production Services (6)	—	35,393	—	(58,539)	61,657

Other reconciling items (7)	(37,962)	(50,333)	(34,876)	(122,162)	(139,441)
Total adjusted income (loss) derived from operating activities	$7,524	$203,377	$69,981	$170,952	$445,878

Rig activity:
Rig years: (9)
U.S.	103.0	216.0	119.5	129.8	212.7
Canada	17.2	34.3	9.7	17.5	33.2
International (10)	121.3	130.1	127.1	126.1	129.1
Total rig years	241.5	380.4	256.3	273.4	375.0
Rig hours: (11)
U.S. Production Services	—	205,604	—	129,652	626,336
Canada Production Services	—	36,509	—	23,947	106,720
Total rig hours	—	242,113	—	153,599	733,056

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(1)                     Includes our other services comprised of our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services.

(2)                     Represents the elimination of inter-segment transactions.

(3)                     Represents our share of the net income (loss) of our unconsolidated affiliates accounted for by the equity method inclusive of $(31.5) million, $(0.8) million and $(35.9) million for the three months ended September 30, 2015 and June 30, 2015 and the nine months ended September 30, 2015, respectively, representing our share of the net loss of C&J Energy Services, Ltd., reported on a one-quarter lag.

(4)                     Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses and earnings (losses) from our equity method investment from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. Adjusted EBITDA is a non-GAAP measure and should not be used in isolation as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(5)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(2.9) million and $(0.3) million for the three months ended September 30, 2014 and June 30, 2015, respectively and $5.9 million and $(6.1) million for the nine months ended September 30, 2015 and 2014, respectively.

(6)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $0.3 million and $0.2 million for the nine months ended September 30, 2015 and 2014, respectively.

(7)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)                     Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our equity method investment from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(9)                     Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)              International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during the three months ended September 30, 2014 and 2.5 years for the nine months ended September 30, 2014.  As of May 24, 2015, this was no longer an unconsolidated affiliate.

(11)              Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.  This fleet was included in the Completion and Production Services business line that was merged with C&J Energy Services, Inc. in March 2015, therefore we will no longer report this performance metric.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands)	2015	2014	2015	2015	2014

Adjusted EBITDA	$247,631	$489,958	$288,177	$910,274	$1,297,406
Less: Depreciation and amortization	240,107	286,581	218,196	739,322	851,528
Adjusted income (loss) derived from operating activities	7,524	203,377	69,981	170,952	445,878

Earnings (losses) from equity method investment	(35,100)	—	(800)	(35,900)	—
Interest expense	(44,448)	(43,138)	(44,469)	(135,518)	(134,251)
Investment income (loss)	(22)	2,189	1,181	2,128	10,235
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(259,731)	1,513	(1,338)	(205,227)	(16,467)
Income (loss) from continuing operations before income taxes	$(331,777)	$163,941	$24,555	$(203,565)	$305,395

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2015	2014	2015	2015	2014

BASIC EPS:
Income (loss) from continuing operations, net of tax	$(250,879)	$102,430	$(41,890)	$(168,407)	$217,136
Less: Net (income) loss attributable to noncontrolling interest	320	(387)	44	453	(1,213)
Less: Redemption of preferred shares	—	—	—	—	(1,688)
Less: Earnings allocated to unvested shareholders	5,834	(1,579)	720	4,523	(3,286)
Adjusted income (loss) from continuing operations - basic and diluted	$(244,725)	$100,464	$(41,126)	$(163,431)	$210,949
Income (loss) from discontinued operations, net of tax	$(45,275)	$4,005	$5,025	$(41,067)	$4,488

Weighted-average number of shares outstanding-basic	284,112	292,621	286,085	285,186	292,613

Earnings (losses) per share:
Basic from continuing operations	$(.86)	$.34	$(.14)	$(.57)	$.72
Basic from discontinued operations	(.16)	.02	.01	(.15)	.02
Total Basic	$(1.02)	$.36	$(.13)	$(.72)	$.74

DILUTED EPS:
Income (loss) from continuing operations attributed to common shareholders	$(244,725)	$100,464	$(41,126)	$(163,431)	$210,949
Add: Effect of reallocating undistributed earnings of unvested shareholders	—	11	—	—	25
Adjusted income (loss) from continuing operations attributed to common shareholders	$(244,725)	$100,475	$(41,126)	$(163,431)	$210,974
Income (loss) from discontinued operations	$(45,275)	$4,005	$5,025	$(41,067)	$4,488

Weighted-average number of shares outstanding-basic	284,112	292,621	286,085	285,186	292,613
Add: dilutive effect of potential common shares	—	2,384	—	—	2,740
Weighted-average number of diluted shares outstanding	284,112	295,005	286,085	285,186	295,353

Diluted from continuing operations	$(.86)	$.34	$(.14)	$(.57)	$.71
Diluted from discontinued operations	(.16)	.01	.01	(.15)	.02
Total Diluted	$(1.02)	$.35	$(.13)	$(.72)	$.73

Restricted stock grants that contain non-forfeitable rights to dividends are considered participating securities. As such, these grants are included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting. For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 9,416,647, 5,389,090 and 9,860,422 shares during the three months ended September 30, 2015 and 2014 and June 30, 2015, respectively, and 9,910,476 and 6,341,624 shares during the nine months ended September 30, 2015 and 2014, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options, such stock options are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.

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